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                                                                   Exhibit 10(m)

Heller Financial, Inc.
500 West Monroe Street
Chicago, Illinois 60661
Tel 312 441 7000
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                            As of December 31, 1999

Mr. Richard J. Almeida
1448 North Lake Shore Drive
Chicago, Illinois 60610

Dear Dick:

This letter agreement (this "Agreement") details the terms and conditions of your employment as Chairman of the Board and Chief Executive Officer of Heller Financial, Inc., a Delaware corporation (the "Company"), after December 31, 1999, the expiration of the current term of your employment pursuant to that certain letter agreement between you and the Company dated as of December 31, 1997.

By this Agreement, the Company agrees to employ you as its Chairman of the Board and Chief Executive Officer effective as of January 1, 2000, and you agree to accept such employment under the terms and conditions provided in this Agreement. In such capacity, you shall have the powers and duties vested in the office of the Chairman of the Board and Chief Executive Officer under the Company's by-laws as in effect from time to time. Consistent with and subject to the ultimate authority residing with the Board of Directors of the Company, you will have full authority over, and the responsibility for, overall policy making and the day-to-day operations of the Company. In addition to the foregoing authority and responsibility, you also may be given such additional authority and/or responsibility as may be deemed appropriate by the Board of Directors of the Company from time to time.

The specific terms and conditions of your employment are as follows:

1. Subject to the provisions of Paragraphs 7 and 11 of this Agreement, the term of your employment hereunder (the "Employment Term") shall commence on January 1, 2000 and terminate on December 31, 2001 provided that unless either you or the Company shall, on or before June 30, 2001, have given the other written notice to the contrary, the Employment Term shall be automatically extended to December 31, 2002. Your base salary for the period from January 1, 2000 through December 31, 2000 shall be $750,000. Your salary for each renewal period subsequent to December 31, 2000 shall be subject to review by the Company and may be increased by the Company but may not be reduced below the level stated in the previous sentence. The Employment Term under this Agreement shall not extend beyond December 31, 2002. If the Company and you wish to continue your employment after that date, the terms thereof shall be set forth in a new letter agreement.
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2.   Except as may otherwise be approved in advance by the Chairman of the
     Executive Committee of the Company's Board of Directors (the "CEC") and except for services as an outside director for a corporation unrelated to the Company as approved in advance by the CEC, during the Employment Term you will devote your full business time, attention and best efforts to the performance of your duties under this Agreement.

3. Assuming continued employment, you will be a participant in the Heller Performance Plan (referred to herein as the "Annual Incentive Plan") or whatever other incentive plan is established in place of the Annual Incentive Plan for each calendar year during the Employment Term at a target bonus of 70% of base salary, and your Annual Incentive Plan bonus from the Annual Incentive Plan or its successor plan will be no less than $350,000 per year regardless of the achievement of objectives. Unless otherwise agreed to in writing between you and the Company prior to March 1 of any plan year, your bonus under the Annual Incentive Plan for such plan year shall be determined by giving an 80% weighting to the same financial measurements that are applicable to all participants in the Annual Incentive Plan (in proportion to the relative weightings given to such measurements for all participants generally) and two additional non-financial measurements, each as determined annually by the CEC and each with a 10% weighting. The specific target numbers for the financial measurements will be the same as are determined generally for all participants in the Annual Incentive Plan. In the event the CEC does not communicate new non-financial measurements for a given year, the non-financial measurements used for the prior year will be used.

4. Assuming continued employment by the Company, you will be eligible to receive further grants under the Company's 1998 Stock Incentive Plan (and any successor plan) to the extent awarded to you from time to time by the Compensation Committee of the Company's Board of Directors.

5. Assuming continued employment by the Company, you will be eligible for the executive perquisites outlined in the Company's policies as in effect from time to time. Your annual allowance under the Company's Flexible Perquisites Program in which you are a participant will be $30,000. In addition, on a one-time basis, your expenses associated with the legal review of this Letter Agreement will be paid up to $5,000.

6. You will continue to be covered under all Company health, welfare, stock purchase and pension programs, including the "excess IRS" supplemental coverage to which you are now entitled. You will continue to receive credit for vesting purposes under the Company's Retirement Plan for your years of service with Citicorp. You will also receive a supplemental pension under the "Supplemental Executive Retirement Plan" which, together with the benefits you are entitled to receive under the Company's retirement plan, provides you with a benefit equivalent to the amount you would have received under the Company's retirement plan without regard to the annual retirement benefit limitations of Sections 401(a)(17) and 415 of the Internal Revenue Code, as amended from time to time (the "Code").

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7.   (a)  Your employment will terminate hereunder in the event of your death or
          "permanent disability" (as defined below) during the Employment Term. In the event of such termination, the Company shall pay to you or your legal representatives (as applicable) all amounts and benefits which have accrued through the date of such termination but which have not been paid out, including, but not limited to, amounts accrued as of the date of such termination under the Annual Incentive Plan. In the event of a termination of your employment pursuant to this subparagraph (a) in the midst of a plan year, payments will be based upon performance for the entire year, prorated based upon days to the date of termination (but in no event less than a similarly prorated portion of any minimum guarantee). Such amounts shall be paid in a lump sum to you or to your estate or beneficiary (as applicable) within 45 days of the end of the year of such termination. For purposes of this Agreement "permanent disability" shall mean a "total disability" (as such term is defined in the Company's Long-Term Disability Plan) which total disability shall exist for any continuous period of 180 days. Termination of your employment hereunder pursuant to this subparagraph (a) shall be deemed to occur on the date of your death or on a date specified by the Company in a written notice to you stating that the Company has determined (pursuant to the terms of the Company's Long-Term Disability Plan) that you have become permanently disabled.

     (b) Your employment may be terminated at any time by either you or the Company, upon a date specified in a written notice of such termination given to the other. If (1) your employment is terminated by the Company at its election for any reason other than for Cause (as defined below) or (2) your employment is terminated by you at your election either (A) because there has been a significant diminution of your assigned duties and responsibilities including, without limitation, any removal of your titles as either Chairman of the Board or Chief Executive Officer or any material diminution of the powers associated with either of such positions or (B) within 180 days after any date upon which The Fuji Bank, Limited and its subsidiaries shall cease to own at least fifty percent voting control of the Company (provided that in the case of a termination by you pursuant to subclause (A) of this clause (2) you have delivered written notice to the Company specifying the diminution in your assigned duties which you believe justifies such termination and the Company shall have failed to reverse the same or to take all reasonable steps to that end within 30 days of its receipt of such notice), then the Company will pay you severance benefits consisting of all of the following:

          (i) Amounts equal to your base salary in effect at the time of your termination through the date twenty-four months from the date of such termination at the same times and in the same manner as your salary was paid during your employment (including the right to defer such amounts under any deferred compensation program covering you) or, at your election in a single lump sum.

          (ii) For the year in which your employment is terminated, you will receive an Annual Incentive Plan bonus at the applicable target bonus level for the full

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                    year in which such termination occurs. Such bonus shall be paid in a lump sum within 45 days of the end of the year of such termination. If termination occurs on or prior to December 31 of any year, you will not be eligible for an Annual Incentive Plan bonus for any subsequent year.

          (iii) You will continue to be covered for all allowable health and welfare benefits through the date twenty-four months from the date of such termination and you will continue to receive service credit under the Company's Supplemental Executive Retirement Plan as though you had continued to receive benefits thereunder from the date of termination through the last day of the benefit continuation period described in this clause (iii), provided that in any event you shall receive such additional service credit as shall be necessary for you to have at least 15 years of service thereunder.

          (iv) You will become vested in any restricted stock, stock options or other rights then previously granted to you under the Company's 1998 Stock Incentive Plan (or any successor plan) as and to the extent provided for in such Plan and any award agreements granted to you thereunder.

     (c) For purposes of this Agreement, termination of your employment by the Company shall be deemed to have been for "Cause" only:

          (i) if such termination shall have been the result of fraud or criminal conduct on your part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

          (ii) if there has been a material and willful breach on your part of your responsibilities or a willful failure to comply with reasonable directives or policies of the Company's Board of Directors, but, in each case, only if you shall have received written notice from the Company specifying the breach or failure to comply complained of, demanding that you remedy such breach or failure to comply and affording you an opportunity to be heard in connection therewith, and you either shall have failed to remedy such alleged breach or failed to comply within 30 days from your receipt of such written notice or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter.

     (d)  (1)       If your employment is terminated for Cause, you will
          immediately be deemed to have forfeited the right to receive any payment or benefits not paid prior to the date of such termination (other than accrued and unpaid salary and any prior year's Annual Incentive Plan bonus earned but not yet paid) and coverage (including, without limitation, future accrual of service credit) under all pension, stock and other benefit plans and all perquisites shall cease immediately.

          (2) If you terminate your employment hereunder for any reason other than under the circumstances specified in clause 2 of subparagraph (b), (A) you will

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          immediately be deemed to have forfeited: (i) the right to receive any payment under (x) the Annual Incentive Plan (other than amounts accrued but not yet paid) and (y) any long term incentive plan in which you participate at the time (other than any amounts due in accordance with the terms of such plan but not yet paid), in each case as in effect at the date of any such termination; and (ii) salary under Paragraph 1 above and perquisites under Paragraph 5 above for any periods subsequent to the date of such termination; and (B) coverage (including, without limitation, future accrual of service credit) under all pension and other benefit plans shall cease immediately.

     (e) Notwithstanding any other term of this Agreement to the contrary, upon termination of your employment for any reason, (a) you shall in all events receive, when such amounts would otherwise be then due and owing, (i) all amounts accrued under the Company's Executive Deferred Compensation Plan, (ii) all statutory rights to receive or purchase welfare benefits, (iii) reimbursement for unreimbursed expenses in accordance with the policies of the Company in effect as of the date of such termination, (iv) accrued vacation pay, (v) earned pension benefits in accordance with the applicable terms of the governing plans, and (vi) all vested monies in 401(k) or other defined contribution plans in accordance with the applicable terms of the governing plans; and (b) to the extent applicable law or the general terms of any defined contribution or benefit plan prohibits the provision of any benefit, the Company's obligation to provide such benefit shall cease. Furthermore, in the event that the Company does not for any reason extend the Employment Term to December 31, 2002 as contemplated by Paragraph 1 above, you shall receive such additional service credit under the Company's Supplemental Executive Retirement Plan as shall be necessary for you to have 15 years of service thereunder.

8. With respect to any dispute or controversy arising under or in connection with this Letter Agreement, the parties agree that any such dispute shall be submitted to and determined by arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the parties agree to be bound by the decision in any such arbitration proceeding.

9. Except as specifically provided in Paragraphs 3 and 4 above, the terms of any of the Company's benefit plans and incentive plans referred to in this Agreement may be changed by the Board of Directors or any of its committees and such changes shall not be deemed to be a breach of this Agreement, except that (i) no such change shall adversely affect any benefit accrued by you at or prior to the date of such change and (ii) no such change shall reduce your health, welfare or pension benefits, unless such changes are applicable to all the Company's employees.

10. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

11. As you know, in connection with the Company's initial public offering in 1998, change in control agreements dated as of May 6, 1998 were given to certain members of the

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     Company's senior management, including you (the "Change in Control
     Agreement"). In the event that you would ever be entitled to both the payments and the benefits described in the Change in Control Agreement and the payments and benefits provided in Paragraph 7 of this Agreement, you shall have the right to elect whether such payments and benefits are to be made to you under the Change in Control Agreement or Paragraph 7 of this Agreement, provided that in no event shall payments and benefits be paid to you under both the Change in Control Agreement and Paragraph 7 of this Agreement.

     By this Agreement, the Change in Control Agreement is deemed to be amended to refer to this Agreement rather than your previous employment agreement dated as of December 31, 1997. The Change in Control Agreement is hereby deemed to be further amended by deleting Section 11(d) thereof in its entirety and inserting in its place the following new provision:

          "(d) You will continue to receive service credit under the Company's Supplemental Executive Retirement Plan (as in effect prior to the Change in Control or, if benefits are increased under such Plan after the Change in Control, as in effect prior to your Employment Termination) as though you had continued to receive benefits thereunder through the end of the 24th month following Employment Termination, provided that in any event you shall receive such additional service credit as shall be necessary for you to have at least 15 years of service thereunder."

     If you agree with the terms of this Agreement, please so indicate by countersigning and returning the enclosed copy of this letter.

                                          Very truly yours,
                                          HELLER FINANCIAL, INC.


                                          By:  /s/ Nina B. Eidell
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                                               Nina B. Eidell
                                               Executive Vice President

Agreed by:                                Approved by the Compensation
                                          Committee of the Board of Directors of
                                          Heller Financial, Inc.

/s/ Richard J. Almeida                    By:  /s/ Soichi Hirabayashi
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Richard J. Almeida                             Soichi Hirabayashi
                                               Chairman

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